Exhibit 10.4
ULTA SALON, COSMETICS & FRAGRANCE, INC.
2007 INCENTIVE AWARD PLAN
OPTION AGREEMENT — CERTIFICATE
          The following evidences a grant of an option (the “Option”) to purchase shares of common stock of Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) pursuant to the Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan (the “Plan”) to the following individual and upon the following terms:

Optionee: Carl Rubin	Name:
Address:

Location-

Grant Date: May 10, 2010

Exercise Price Per Share:

Total Number of Shares Granted:

Type of Option:	___ Incentive Stock Option
___ Non Qualified Stock Option
          If designated as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code; provided, however, that to the extent that it does not so qualify that portion which does not so qualify shall be treated as a Non-Qualified Stock Option.
          Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the Plan.
          1. Vesting Schedule. The Option shall vest and become exercisable based on Optionee’s continued service as an employee, director or consultant to the Company (“Service Provider”) on the following dates and according to the following schedule:

Vested Options
Period Elapsed	ISO	NQ	Total

Notwithstanding the foregoing, (i) if Optionee’s employment is terminated without Cause prior to becoming fully vested in the Option, then upon such termination of employment Optionee will be vested in an additional one-fourth (1/4) of the Option, (ii) the Option will be fully vested and exercisable if (A) Optionee ceases to be a Service Provider for reasons of death or Disability or (B) Optionee’s employment is terminated without Cause within twelve (12) months following a Change in Control. If Optionee ceases to be a Service Provider for reasons of Cause, then the Option will be forfeited, whether or not previously vested, and all rights Optionee may have to exercise the Option shall immediately terminate. For this purpose “Cause” shall have the meaning set forth in the Employment Agreement dated April 12, 2010 by and between the Company and the Optionee.
          2. Option Period. The Option shall be valid for a term commencing on the Grant Date and will expire the earliest of: (i) ten (10) years from the Grant Date; (ii) the date three (3) months after the Optionee ceases to be a Service Provider for any reason other than death, or Disability; (iii) the date twelve (12) months after the Optionee ceases to be a Service Provider by reason of death, or Disability or (iv) the date Optionee ceases to be a Service Provider for reasons of Cause.
          3. Exercise. The Option may be exercised at any time during its term to the extent vested. If Optionee ceases to be a Service Provider any unvested portion of the Option will terminate and will no longer be exercisable. The Option may not be exercised for fractional shares. In order to exercise the Option, Optionee shall be required to execute such forms and provide such notice as the Company may require from time to time. The Option will not be deemed exercised until the Exercise Price for each share, plus any required tax withholding is delivered to the Company. The Exercise Price may be paid pursuant to any method allowable under the Plan.
          4. Non-Compete, Non-Solicitation and Confidential Information. The grant of this Option is subject to the Optionee’s either consenting to or having already consented to and abiding by the terms of the attached Confidential Information & Restrictive Covenants Agreement.
          5. Withholding. The Company has the authority to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this Option. Optionee may satisfy his or her tax obligation, in whole or in part : (i) with the consent of the Company, by having the Company withhold shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; (ii) with the consent of the Company, by having the Optionee surrender to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation; (iii) by payment in cash or check; or (iv) with the consent of the Company, by delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the withholding amount; provided that payment of such proceeds is then made to the Company upon settlement of such sale.

          6. No Additional Rights. Participation in the Plan is voluntary. The value of the option is an extraordinary item of compensation outside the scope of Optionee’s employment contract, if any. As such, the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans. Rather, the awarding of an option under the Plan represents a mere investment opportunity.
          7. Not Transferable. This Option is not transferable except by will or the laws of descent and distribution.
          8. Limitations on Plan Rights. This Option is granted under and governed by the terms and conditions of the Plan. By acceptance of this Option Optionee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future. Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By acceptance of this Option, Optionee consents to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY: ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation
By:
	Name:	Joseph C. Addante
	Title:	Vice President of Finance

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